Exhibit 3.77

ARTICLES OF INCORPORATION

OF

COLUMBINE PSYCHIATRIC CENTER, INC.

The undersigned, for the purpose of forming a corporation under and pursuant to the provisions of the Colorado Corporation Code, does hereby establish a for-profit corporation and adopt the following Articles of Incorporation.

ARTICLE I

The name of the corporation shall be Columbine Psychiatric Center, Inc.

ARTICLE II

The corporation shall have all the power granted or available to a corporation organized for general business purposes under the Colorado Corporation Code, as amended from time to time, including but not limited to the following specific powers:

(a) to enter into any partnership, limited partnership, joint venture or other arrangement with any other person, firm, association, corporation or entity, whether domestic or foreign;

(b) to become surety for or guarantee the performance of any contract, lease or obligation of any other person, firm, association, corporation or entity, whether domestic or foreign, in connection with the carrying on of any business or activity which in the judgment of the Board of Directors of the corporation will be of benefit to the corporation; and

(c) to acquire, hold, pledge, mortgage, hypothecate, sell or otherwise dispose of the shares, bonds and other evidences of indebtedness, and other securities of any person, firm, association, corporation or entity, whether domestic or foreign, including those of the corporation.

ARTICLE III

The duration of the corporation shall be perpetual.

ARTICLE IV

The location and post-office address of the registered office of the corporation in the State of Colorado shall be 1700 Broadway, Denver, Colorado 80290. The initial registered agent of the corporation at such address shall be The Corporation Co.

ARTICLE V

The total authorized number of shares of the corporation shall be 1,000 shares of Common Stock, which shares are hereby classified into four classes as follows: 600 shares of Class A Common Stock, par value $0.01 per share, 100 shares of Class B Common Stock, par value $0.01 per share, 100 shares of Class C Common Stock, par value $0.01 per share, and 200 shares of Class D Common Stock, par value $0.01 per share.

The statement of the relative rights, preferences and limitations of the shares of each Class is as follows:

Except as any provision of law or except as any provision of these Articles of Incorporation may otherwise provide, each share of Common Stock of the corporation, without distinction as to class, shall be equal in all respects and have the same rights, privileges, interests and attributes, and shall be subject to the same limitations, as every other share of Common Stock of the corporation. The holders of the outstanding shares of Class D Common Stock shall not be entitled to vote for the election or removal of directors of the corporation, but shall have the right to vote in all other matters as to which shareholders of the corporation may vote. From the date of incorporation until the date of the Reorganization Meeting, as hereinafter provided, the holders of the Class A Common Stock, exclusively and voting as a class, shall be entitled to elect and to exercise the right of removal of four directors of the corporation, and the holders of the Class B Common Stock and the Class C Common Stock jointly shall be entitled to elect and to exercise the right of removal of one director of the corporation. The election or removal of the director to be elected by the holders of the Class B Common Stock and the Class C Common Stock shall require the affirmative vote of a majority sit the shares of each of such classes of stock.

A meeting of the corporation for the purpose of electing directors of the corporation shall be held on the date two years and ninety (90) days after the date on which the corporation opens its psychiatric hospital in Douglas County to the public (the “Reorganization Meeting”). At the Reorganization Meeting (and at all meetings thereafter), the holders of the Class A Common Stock, exclusively and voting as a class, shall be entitled to elect and to exercise the right of removal of two directors of the corporation, the holders of the Class B Common Stock, exclusively and voting as a class, shall be entitled to elect and to exercise the right of removal of one director of the corporation, and the holders of the Class C Common Stock, exclusively and voting as a class, shall be entitled to elect and to exercise the right of removal of one director of the corporation.

In the event that any vacancy on the Board of Directors exists for more than 90 days, such vacancy may be filled by the vote of a majority of the remaining directors.

Except as otherwise specifically provided in these Articles of Incorporation or by law, Common Stock of the corporation shall not be voted on a class basis, and each issued and outstanding share of Common Stock of the corporation of a class shall entitle the holder of record thereof to one vote in each vote on such matter.

ARTICLE VI

The amount of stated capital with which the corporation shall begin business shall be $1,000.

ARTICLE VII

Until the election of the directors of the corporation at the Reorganization Meeting, the Board of Directors of the corporation shall consist of five directors, four directors to be elected by the holders of the Class A Common Stock (the “Class A Directors”) and one director to be elected jointly by the holders of the Class B Common Stock and the Common C Stock (the “Class B and C Director”). Effective upon the election of the directors of the corporation at the Reorganization Meeting, and thereafter, the Board of Directors of the corporation shall consist of four directors, two directors to be elected by the holders of Class A Common Stock and one director each to be elected by the holders of the Class B and Class C Common Stock.

The names and post office addresses of the initial directors of the corporation are as follows:

Class A Directors:

James R. Don Jim Harper Edward A. Stock Rodney Van Pelt All at: One Park Plaza Nashville, Tennessee 37203

Class B and C Directors:

Dana Prince 4445 East 12th Street Denver, Colorado 80220

ARTICLE VIII

Except as otherwise expressly provided herein or as mutually agreed in a writing among all shareholders of the corporation, no holder of any shares of stock of the corporation shall have the power to encumber, transfer, convey, sell, assign or otherwise voluntarily or involuntarily dispose of any shares of stock of the corporation owned by it unless such Shareholder shall first offer to sell such shares of stock of the corporation to the other Shareholders on the following terms and subject to the following conditions:

(a) If a holder of any shares of Class A Common Stock or Class D Common Stock desires to transfer any such shares, such Shareholder shall first give each other Shareholder of each class of the stock of the Corporation 30 days prior written notice of the proposed transfer. During such 30-day period, such other Shareholders shall have an exclusive right of first refusal to purchase all or any part of the shares to be so transferred.

(b) If a holder of any shares of Class B Common Stock or Class C Common Stock desires to transfer any such shares, such Shareholder shell first give each other Shareholder of the corporation which does not then hold any Class A Common Stock 30 days prior written notice of the proposed transfer. During such 30-day period, such other Shareholders shall have an exclusive right of first refusal to purchase all or any part of the shares to be so transferred. If such other Shareholders do not purchase all of the shares to be so transferred, the Shareholder desiring to transfer such shares shall then give 30 days prior written notice of the proposed transfer to the holders of the Class A Common Stock of the corporation who shall, during such 30-day period, have an exclusive right of first refusal to purchase all or any part of such shares, which have not already been purchased pursuant hereto.

(c) If any of the shares desired to be transferred are not purchased pursuant to the rights of first refusal granted to the other Shareholders pursuant to this Section, the holder thereof shall then have 30 days to complete the transfer of the shares. If such shares are no transferred or if such transfer is not made within the 30-day period beginning, with the expiration of the rights of first refusal described in subparagraphs (a) and (b), such shares shall again be subject to the restrictions of this Section.

(d) The purchase price for any share of stock of the corporation purchased pursuant to the rights of first refusal described in subparagraphs (a) and (b) shall be equal to the tangible net worth of the corporation, as shown in the most recent audited financial statement of the corporation, divided by the total number of shares of stock of the corporation then issued and outstanding. Notwithstanding the foregoing, a purchasing Shareholder may, at its own expense, request that the regulated auditors of the corporation perform an interim audits of the corporation for purposes of determining the tangible net worth of the corporation as of a date no earlier than 30 days prior to the request therefor. The results of such audit shall be conclusive and binding on the Shareholders. The purchase price for any shares purchased pursuant to this Section shall be paid in certified or immediately available funds within ten days of the exercise of the rights of first refusal granted pursuant to this Section against delivery of the shares being so purchased duly registered in the name of the purchaser.

(e) If more than one Shareholder desires to purchase any shares pursuant to this Section, such Shareholders shall share in such purchase pro rata based on the total number of shares then owned by each such Shareholder.

(f) The restrictions on transfer contained in, and rights of first refusal granted pursuant to, this Section shall not apply to any transfer of any share of stock of the corporation by any Shareholder to an Affiliated Entity (as hereinafter defined) of a Shareholder pursuant to the following terms. Such Affiliated Entity transferee shall be bound by all of the terms and conditions of this Agreement with the same force and effect as if such transferee had been a signatory and an original party to this Agreement. Such transferee shall by written instrument, delivered to the other Shareholders, of the Corporation, expressly assume all obligations of the transferor. As used herein, the term “Affiliated Entity” shall mean (i) a corporation or other entity which owns, directly or indirectly, more than 50% of the issued and outstanding stock or other ownership interests of a Shareholder, (ii) a corporation or other entity the stock or ownership interest of which is owned more than 50% by a Shareholder or (iii) any corporation or other entity of an Affiliated Entity of which the Affiliated Entity owns, directly or indirectly, more than, 50% of such entity’s issued and outstanding stock or ownership interests.

ARTICLE IX

Each holder of shares of Common Stock shall have the preemptive right to purchase or otherwise acquire, within such period of time and for such consideration and on such terms and conditions as may be fixed by the Board of Directors, such shares of the corporation (and obligations and other securities convertible into or exchangeable for such shares) as may from time to time be issues for cash or other consideration, or otherwise, whether unissued or treasury shares and whether now or hereafter authorized, in the ratio that the number of shares of Common Stock held by such holder immediately prior to the time of issue bears to the total number of shares of Common Stock outstanding immediately prior to such time; provided, however, that no such shares of any class of Common Stock shall be issued without the prior consent of the holders of a majority of the outstanding shares of such class of Common Stock immediately prior to such time.

No shareholder of the corporation shall have any cumulative voting rights.

ARTICLE X

The following actions may be taken only with the affirmative vote of 100 percent of the shares of the Common Stock of the corporation (if taken before the Reorganization Meeting) or 85 percent of such shares (if taken at or after the Reorganization Meeting):

(a) the liquidation, sale or disposition of all or any substantial part of the assets of the corporation;

(b) the consolidation, reorganization or merger of the corporation with or into any other corporation;

(c) the creation of any new classes of stock of the corporation, the increase in the number of authorized shares of any class of stock of the corporation, or the creation of any warrants, options, debt instruments or other securities of the corporation convertible into or exchangeable for shares of the corporation;

(d) the payment in cash or property upon or in respect of the stock of the corporation, including without limitation the payment of dividends or the purchase or redemption of any shares of the stock of the corporation;

(e) the incurrence of indebtedness for money borrowed, whether short or long term (other than indebtedness described in Sections 3.02, 3.03 and 3.04 of the Shareholders’ Agreement, among HCA Health Services of Colorado, Inc., Mt. Airy Foundation, Inc. and RMD Health Enterprises, Inc. dated as of September 8, 1986, the “Shareholders Agreement”);

(f) any amendment of these Articles of Incorporation or the adoption of, or any subsequent amendment to, any bylaws of the corporation;

(g) the adoption or subsequent amendment of the bylaws of the medical staff of the Facility as they relate to the standards for admission to such medical staff; and

(h) execution of any agreement with another entity, including any stockholder of the corporation, to provide management services for the Facility.

The election by the Board of Directors of the President of the corporation shall be effective only upon ratification by a majority vote of the shares of the holders of each class of Common Stock of the corporation. Once elected, the President may be removed from office and replaced only by the affirmative vote of the Class A Directors and either the Class B or Class C Directors.

ARTICLE XI

The names and post office address of the incorporator of the corporation is Thomas J. Moore, 2500 Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202.

IN WITNESS WHEREOF, I have hereunto set my hand this 8th of September, 1986.

Thomas J. Moore

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

On this 8th day of September 1986, personally appeared before me Thomas J. Moore, known to be the person described in and who executed the foregoing Articles of Incorporation, and he acknowledged that he was a person of full age and that he executed the foregoing Articles of Incorporation for the uses and purposes therein expressed.

My Commission expires: November 30, 1986

/s/ Sandra J. Lincoln
Notary Public

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Corporation Code, undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	The name of the Corporation is Columbine Psychiatric Center, Inc.

SECOND:	The following amendment was adopted by the shareholders of this Corporation by written action effective December 4, 1986, in the manner prescribed by the Colorado Corporation Code.

Article X of the Articles of Incorporation shall be and hereby is amended to read as follows:

ARTICLE X

The following actions may be taken only with the affirmative vote of 100 percent of the shares of the Common Stock of the corporation (if taken before the Reorganization Meeting) or 85 percent of such shares (if taken at or after the Reorganization Meeting):

(a) the liquidation, sale or disposition of all or any substantial part of the assets of the corporation;

(b) the consolidation, reorganization or merger of the corporation with or into any other corporation;

(c) the creation of any new classes of stock of the corporation, the increase in the manner of authorized shares of any class of stock of the corporation, or the creation of any warrants, options, debt instruments or other securities of the corporation convertible into or exchangeable for shares of the corporation;

(d) the payment in cash or property upon or in respect of the stock of the corporation, including without limitation the payment of dividends or the purchase or redemption of any shares of the stock of the corporation;

(e) the incurrence of indebtedness for money borrowed, whether short or long term (other than indebtedness described in Sections 3.02, 3.03 and 3.04 of the Shareholders’ Agreement, among HCA Health Services of Colorado, Inc., Mt. Airy Foundation, Inc. and RMD Health Enterprises, Inc. dated as of September 8, 1986, the “Shareholders Agreement”);

(f) except as otherwise provided in this Article X any amendment of these Articles of Incorporation or the adoption of, or any subsequent amendment to, any bylaws of the corporation; and

(g) the adoption or subsequent amendment of the bylaws of the medical staff of the Facility as they relate to the standards for admission to such medical staff.

The corporation shall not execute any agreement with another entity, including any stockholder of the corporation, for the provision of management services for the Facility without the affirmative vote of 100 percent of the shares of the Common Stock of the Corporation, and no amendment to this paragraph shall be effective without an affirmative vote of 100 percent of such shares.

The election by the Board of Directors of the President of the corporation shall be effective only upon ratification by a majority vote of the shares of the holders of each class of Common Stock of the corporation. Once elected, the President may be removed from office and replaced only by the affirmative vote of the Class A Directors and either the Class B or Class C Directors.

THIRD:	The number of shares which voted for these Articles of Amendment was sufficient for approval of these Articles of Amendment.

President

Vice President

Secretary

STATE OF COLORADO	)
)ss.
CITY AND COUNTY OF DOUGLAS	)

Before me, Shirley A. Robertson, a Notary Public in and for the City and State, personally appeared                     ,                     , and                     , who acknowledged before me that they are the President, Vice President and Secretary of Columbine Psychiatric Center, Inc., a Colorado corporation, and that they signed the foregoing Articles of Amendment as their free and voluntary act and deed for the uses and purposes therein set forth, and that the facts contained therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 7th day of January, 1987.

My commission expires: June 1, 1989.

/s/ Shirley A. Robertson
Notary Public

(SEAL)